SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION

                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  First Trust Series Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187

Telephone Number (including area code):

       (800) 621-1675

Name and Address of agent for service of process:

       W. Scott Jardine
       First Trust Portfolios L.P.
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

Check  appropriate  box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X]   No [  ]

                               _________________

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 10th day of August, 2010.

                                FIRST TRUST SERIES FUND
                                (Name of Registrant)


                                By: /s/ James A. Bowen
                                    -----------------------------------------
                                    James A. Bowen, President and Chairman of
                                    the Board and Trustees

Attest: /s/ W. Scott Jardine
        -----------------------
        W. Scott Jardine
        Secretary



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